T-Mobile to Begin Trading on NASDAQ

BELLEVUE, Wash. - October 16, 2015 - T-Mobile US (NYSE: TMUS) today announced it will be transferring its stock exchange listing from the New York Stock Exchange to the NASDAQ Global Select Market effective October 26, 2015 after market close. T-Mobile shares are expected to begin trading as a NASDAQ-listed security on October 27, 2015, with the common stock continuing to trade under the symbol “TMUS” and the preferred stock to trade under the symbol “TMUSP”. This transfer is expected to be seamless for T-Mobile investors and shareholders.

“As America’s Un-carrier, we’re all about unleashing wireless for all Americans,” said J. Braxton Carter, Chief Financial Officer for T-Mobile. “Our business model is industry innovation and disruption. We can’t get to what’s next fast enough. So we’re thrilled to be joining all the other future-focused innovators listed on NASDAQ. This is going to be fun.”

“We are proud to welcome T-Mobile US to the NASDAQ family and look forward to a successful partnership with the company and its shareholders. T-Mobile US is one of the country’s most recognized technology brands and will join 72 percent of all public technology companies listed in the U.S. with its transfer to NASDAQ,” said Bruce Aust, Vice Chairman at NASDAQ.

About T-Mobile US

As America's Un-carrier, T-Mobile US, Inc. (NYSE: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to approximately 59 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Forward-Looking Statement

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy and expectations are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, expectations regarding the timing of the proposed delisting from the NYSE, listing on NASDAQ, the potential benefits of listing on NASDAQ, and other risks described in our filings with the Securities and Exchange Commission, including those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2015. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact	Investor Relations Contact
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com